Exhibit 99.1

Verde Bio Holdings, Inc. Announces Acquisition of Mineral and Royalty Interests in an All-Stock Transaction

--Acquisition Includes Revenue Producing Portfolio of Diversified Oil and Gas Assets--

FRISCO, TEXAS, July 21, 2020 -- Verde Bio Holdings, Inc. (OTC: VBHI), a new energy Company, today announced that it has agreed to acquire 50% of a revenue producing, diversified portfolio of mineral and royalty interests held by a private seller in a transaction valued at approximately $200,000, subject to purchase price adjustments.  Revenue amounts will be confirmed in due diligence.

The purchase price for this acquisition is comprised of ten million common shares of Verde Bio Holdings. The acquisition is expected to close on or before August 15, 2020 with the effective date of the acquisition July 1, 2020.

Scott Cox, Director and Chief Executive Officer of Verde Bio Holdings, said, "This is an outstanding acquisition for Verde Bio Holdings which confirms and highlights our business plan of acquiring diversified mineral and royalty portfolios.  Included with this acquisition are oil and natural gas mineral and royalty interests in prolific areas such as the Permian Basin, Haynesville Shale, Powder River Basin and Anadarko Basin.”

Acquisition Highlights

Permian Basin highlights:

oInterests in Crockett, Irion, Reagan and Glasscock

Haynesville Shale highlights:

oInterests in Bossier and Desoto Parish

•Acreage is also being acquired in the Anadarko Basin and Powder River Basin

Mr. Cox continued: “With much of the acquired acreage being operated by the industry's highest quality operators, we are optimistic about the future development of these assets for many years to come. We believe strongly in the future success of

Verde Bio Holdings as a leading consolidator in the highly fragmented minerals market."

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTC: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and development of high-probability, lower risk onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of non-operated working interests and royalty interests.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2018 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

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Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584